Exhibit 99.1

Holly Energy Partners Declares Distribution
Increases quarterly distribution from $0.805 to $0.815 per unit

DALLAS, TX, April 23, 2010 — Holly Energy Partners, L.P. (NYSE:HEP) today announced declaration of its cash distribution, for the first quarter of 2010, of $0.815 per unit. For the prior quarter, $0.805 was distributed to unitholders. Holly Energy has increased its distribution to unitholders every quarter since becoming a public partnership in July 2004. This increase marks the twenty-second consecutive quarterly increase. The distribution will be paid May 14, 2010, to unitholders of record May 4, 2010.

Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including Holly Corporation, which currently owns a 34% interest (which includes a 2% general partner interest) in the Partnership. The Partnership owns and operates petroleum product and crude pipelines, tankage, terminals and loading facilities located in Texas, New Mexico, Arizona, Oklahoma, Washington, Idaho and Utah. In addition, the Partnership owns a 25% interest in SLC Pipeline LLC, a transporter of crude oil in the Salt Lake City area.

FOR FURTHER INFORMATION, Contact:

Bruce Shaw, Senior Vice President & Chief Financial Officer
M. Neale Hickerson, Vice President, Investor Relations
Holly Energy Partners
214/871-3555